Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

ONE MANHATTAN WEST

NEW YORK, NY 10001

March 9, 2020

Menlo Therapeutics Inc. 520 U.S. Highway 22, Suite 204 Bridgewater, New Jersey 08807

Re:	Menlo Therapeutics Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special United States counsel to Menlo Therapeutics Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 of the Company (together with the exhibits thereto, the “Registration Statement”) to be filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”), relating to the registration of (i) 11,610,113 shares (the “Rollover Awards”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), issuable in the future upon the settlement or exercise, as applicable, of time-based restricted stock unit awards and stock options outstanding pursuant to the Menlo Therapeutics Inc. 2019 Equity Incentive Plan (the “2019 Equity Incentive Plan”), the Foamix Pharmaceuticals Ltd. 2015 Israeli Share Incentive Plan (the “2015 Equity Incentive Plan”), the Foamix Ltd. 2009 Israeli Share Option Plan (the “2009 Equity Incentive Plan” and, together with the 2015 Equity Incentive Plan and the 2019 Equity Incentive Plan, the “Equity Incentive Plans”), (ii) 7,511,019 remaining shares (the “EIP Remaining Shares”) of Common Stock available for issuance under the 2019 Equity Incentive Plan and (iii) 9,371,258 remaining shares (the “ESPP Remaining Shares,” and, together with the EIP Remaining Shares and the Rollover Awards, the “Shares”) of Common Stock available for issuance under the Menlo Therapeutics Inc. 2019 Employee Share Purchase Plan (the “ESPP,” together with the Equity Incentive Plans, the “Plans”). The Company assumed the Plans in connection with the Agreement and Plan of Merger, as amended, among the Registrant, Giants Merger Subsidiary Ltd. and Foamix Pharmaceuticals Ltd. (“Foamix”), dated as of November 10, 2019 (as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of December 4, 2019, the “Merger Agreement”).

This opinion is being furnished at the request of the Company in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

Menlo Therapeutics Inc.

March 9, 2020

In rendering the opinion stated herein, we have examined and relied upon the following:

(a)           the Registration Statement in the form to be filed with the Commission on the date hereof;

(b)           an executed copy of the Merger Agreement;

(c)           the 2019 Equity Incentive Plan;

(d)           the 2015 Equity Incentive Plan;

(e)           the 2009 Equity Incentive Plan;

(f)            the ESPP;

(g)           an executed copy of a certificate of Mutya Harsch, Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(h)           a copy of the Company’s Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), certified by the Secretary of State of the State of Delaware as of March 6, 2020, and certified pursuant to the Secretary’s Certificate;

(i)            a copy of the Company’s Amended and Restated Bylaws (the “Amended and Restated Bylaws”), as amended and in effect as of the date hereof and certified pursuant to the Secretary’s Certificate;

(j)            a copy of the certain resolutions of the Board of Directors of the Company, approved on November 10, 2019, relating to the approval of the Merger Agreement and the transactions contemplated thereby and related matters, certified pursuant to the Secretary’s Certificate; and

(k)           a copy of the certain resolutions of the Board of Directors of the Company, approved on March 9, 2020, relating to the approval of the assumption of the Shares, the filing of the Registration Statement and related matters, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below, including the facts and conclusions set forth in the Secretary’s Certificate.

Menlo Therapeutics Inc.

March 9, 2020

In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate.

In rendering the opinion stated herein, we have also assumed that (i) an appropriate account statement evidencing the Shares credited to a recipient’s account maintained with the Company’s transfer agent has been or will be issued by the Company’s transfer agent, (ii) the issuance of the Shares will be properly recorded in the books and records of the Company, (iii) each award agreement pursuant to which rights to acquire Shares or other awards are granted pursuant to the Plans will be consistent with the applicable Plan and will be duly authorized, executed and delivered by the parties thereto, (iv) the consideration received by the Company for each of the Shares delivered pursuant to the Plans shall not be less than the per share par value of the Shares and (v) the issuance of the Shares does not violate or conflict with any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws or those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement).

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when the Shares are issued to the participants in accordance with the terms and conditions of each of the Plans and the applicable award agreement for consideration in an amount at least equal to the par value of such Shares, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations under the Securities Act.

Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom LLP
ALN